THIS SECOND AMENDMENT AGREEMENT, dated as of May 26, 2006 (this “Second Amendment”) is by and between, National Australia Bank Limited, New York Branch (the ”Bank”), XL Capital Ltd, a company incorporated under the laws of the Cayman Islands, X.L. America, Inc., a Delaware corporation, XL Insurance (Bermuda) Ltd, a Bermuda limited company, and XL Re Ltd, a Bermuda limited liability company (collectively, the “Account Parties” and each an “ Account Party”).

W I T N E S S E T H ;

WHEREAS, the Account Parties each have requested that the Bank amend that certain Master Standby Letter of Credit and Reimbursement Agreement dated as of September 30, 2005 (as amended by that certain amendment agreement dated as of December 30, 2005, the “Agreement”), effective as of the date hereof (the “Amendment Effective Date”) in order to conform the terms of the Agreement to the terms of the Syndicated Credit Agreement as amended by that certain Amendment No. 1 dated as of May 5, 2006; and

WHEREAS, the Bank is willing, on the terms and conditions set forth below, to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings specified in the Agreement.

SECTION 2. Amendments to the Agreement. Section 5 of the Agreement is hereby amended by adding the phrase “, as amended by that certain Amendment No. 1 dated as of May 5, 2006” following the words “that certain Credit Agreement dated as of June 22, 2005 among the Account Parties hereunder, as account parties and guarantors thereunder, various lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent”.

SECTION 3. Conditions to Effectiveness. This Second Amendment shall become effective as of the Amendment Effective Date upon the due execution and delivery thereof by the parties hereto.

SECTION 4. Representations and Warranties. In order to induce the Bank to enter into this Second Amendment, each Account Party hereby represents and warrants to the Bank on behalf of itself: (i) the representations and warranties contained in the Agreement are true and correct on and as of the Amendment Effective Date as though made on and as of such date, except for changes which have occurred and which were not prohibited by the terms of the Agreement; (ii) no Event of Default or other event or condition which, with notice or the lapse of time or both, would give rise to an Event of Default has occurred and is continuing, or would result from the execution, delivery and performance by such Account Party of this Second Amendment or the Agreement (as amended by this Second Amendment); (iii) that such Account Party has full power, right and legal authority to execute, deliver and perform its obligations under this Second Amendment; and (iv) that each of this Second Amendment and the Agreement as amended hereby constitutes a legal, valid and binding obligation of such Account Party enforceable against such Account Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium, or similar laws affecting the enforcement of rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5. Reference to and Effect on the Documents. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in documents related to the Agreement, shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended hereby, the Agreement and all such related documents, and all other documents, agreements, instruments or writings entered into in connection therewith, shall remain in full force and effect and are hereby ratified, confirmed and acknowledged by each Account Party, severally on behalf of itself.

SECTION 6. Governing Law. This Second Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles.

SECTION 7. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Second Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NATIONAL AUSTRALIA BANK LIMITED
(ABN 12 004 044 937), New York Branch

By:  /s/ D W Mills

        Name:  D W Mills

        Title:    Director

XL CAPITAL LTD By: /s/ Roderick Gray Name: Roderick Gray Title: Vice President	XL INSURANCE (BERMUDA) LTD By: /s/ Don Baker Name: Don Baker Title: Executive Vice President

X.L. AMERICA, INC. By: /s/ Gabriel Carino Name: Gabriel Carino Title: Senior Vice President and Treasurer (XLGS)	XL RE LTD By: /s/ Gregory Hendrick Name: Gregory Hendrick Title: President, CEO and COO